Exhibit (a)(4) – Press Release dated November 25, 2005

CONTACT: Sarah Hofstetter
Net2Phone Corporate Communications
973-438-3838/investor@net2phone.com

FOR IMMEDIATE RELEASE

INDEPENDENT COMMITTEE OF NET2PHONE BOARD OF DIRECTORS
TAKES NEUTRAL POSITION ON IDT'S TENDER OFFER

Friday, November 25, 2005, 5:00 p.m. ET

NEWARK, New Jersey – (Business Wire) – November 25, 2005 – Net2Phone, Inc. (NASDAQ: NTOP) announced today that the Independent Committee of Net2Phone’s board of directors is expressing no opinion and is remaining neutral with respect to IDT Corporation's (NYSE: IDT) unsolicited tender offer for all of the outstanding shares of Net2Phone’s common stock that IDT Corporation and its affiliates do not currently own for $2.00 per share in cash, net to the seller, without interest. Consequently, stockholders should make their own decisions on whether to tender their shares and accept the offer, based on all of the available information, including the factors considered by the Independent Committee. These factors are described in Net2Phone’s Solicitation/Recommendation Statement on Schedule 14d-9, which is being filed today with the Securities and Exchange Commission and mailed to stockholders. The Independent Committee urges each stockholder to read the factors considered by the Independent Committee in Net2Phone’s Solicitation/Recommendation Statement on Schedule 14d-9 prior to making any decision regarding the offer. Investors can obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14d-9 and any amendments thereto when they come available and all other filings by Net2Phone with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. In addition, these materials may be obtained free of charge from Net2Phone by directing a request to Net2Phone, Inc., 520 Broad Street, Newark, NJ 07012, Attention: Investor Relations.

About Net2Phone

Net2Phone provides VoIP PacketCable, SIP and wireless solutions around the world. As a leader in turn-key hosted VoIP telephony services, Net2Phone has routed billions of VoIP minutes globally, servicing more than 100,000 users in the US as well as hundreds of thousands of more overseas. Net2Phone provides partners with a SIP-based broadband telephony solution, calling cards, prefix dialing and enterprise services in over 100 countries. Net2Phone's PacketCable platform provides cable operators with the ability to deliver a high quality primary line-type service with features such as emergency calling. For more information about Net2Phone's products and services, please visit www.net2phone.com.